UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MC LANE, DONALD J.

   28601 CLEMENS ROAD
   WESTLAKE, OH  44145
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   NORDSON CORPORATION - NDSN

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   OCTOBER 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
  COMMON STOCK             |10/2/0|M   | |2,000 *           |A  |$9.88 *    |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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  COMMON STOCK             |10/2/0|F   | |1,157 *           |D  |$28.4375 * |62, 506 * (1) (2)  |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |11,000 *           |I     |BY TRUST                   |
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(1)  Includes 3,778 shares |      |    | |                  |   |           |                   |      |                           |
thru the Co. ESOP Plan as o|      |    | |                  |   |           |                   |      |                           |
f 12/31/99.  *             |      |    | |                  |   |           |                   |      |                           |
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       Includes 1,185 share|      |    | |                  |   |           |                   |      |                           |
s thru the Co. Supp. ESOP P|      |    | |                  |   |           |                   |      |                           |
lan as of 9/30/00.  *      |      |    | |                  |   |           |                   |      |                           |
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       Includes 7,074 share|      |    | |                  |   |           |                   |      |                           |
s thru the Co. 401(k) Plan |      |    | |                  |   |           |                   |      |                           |
as of 10/31/00.  *         |      |    | |                  |   |           |                   |      |                           |
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(2)  Since the date of repo|      |    | |                  |   |           |                   |      |                           |
rting person's last ownersh|      |    | |                  |   |           |                   |      |                           |
ip report, he trans-       |      |    | |                  |   |           |                   |      |                           |
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       ferred 40,264 shares|      |    | |                  |   |           |                   |      |                           |
 to his ex-wife pursuant to|      |    | |                  |   |           |                   |      |                           |
 a domestic relations      |      |    | |                  |   |           |                   |      |                           |
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       order.  *           |      |    | |                  |   |           |                   |      |                           |
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*     all numbers restated |      |    | |                  |   |           |                   |      |                           |
to reflect 2-for-1 stock sp|      |    | |                  |   |           |                   |      |                           |
lit on 9/12/00.            |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$9.88 * |10/2/|M   | |2,000      |D  |10/29|10/29|COMMON STOCK|2,000 *|       |-0-         |D  |            |
(right to buy)        |        |00   |    | |           |   |/91  |/00  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
* The exercise price and number of shares exercised have been restated to reflect 2-for-1 stock split on 9/12/00.
SIGNATURE OF REPORTING PERSON
N. D. PELLECCHIA, ATTORNEY-IN-FACT
DATE
NOVEMBER 3, 2000